Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

Michael C. Pearce
President and Chief Executive Officer
(843) 723-4653

FOR IMMEDIATE RELEASE

November 9, 2007

GOLF TRUST OF AMERICA, INC. ANNOUNCES THE TERMINATION OF

THE COMPANY’S PLAN OF LIQUIDATION AND DISSOLUTION

CHARLESTON, SC, November 9, 2007 — At a Special Meeting of Stockholders of Golf Trust of America, Inc. (AMEX:GTA) (the “Company”), held on November 8, 2007, the termination of the Company’s Plan of Liquidation and Dissolution (the “Plan of Liquidation”) was approved by the stockholders of the Company.

The Plan of Liquidation was originally approved by the Board of Directors of the Company (the “Board”) on February 25, 2001 and adopted by the holders of both the Company’s common and preferred stock on May 22, 2001.  Since that date the Company had been operating under the Plan of Liquidation, which contemplated, among other things, the sale of all of the Company’s assets, the payment of, or provision for, the Company’s liabilities and expenses and the ultimate distribution of the remaining proceeds of the liquidation to the Company’s common stockholders.

The termination of the Plan of Liquidation was proposed to stockholders in connection with the Company’s decision to explore alternative business strategies, including a merger, capital stock exchange, asset acquisition or other business combination, in order to maximize stockholder value.  The Company determined that operating as a going concern outside of the Plan of Liquidation would give it more flexibility in the pursuit of its new strategic direction.  The Board will still be permitted to pursue the sale of the Company’s remaining assets and liquidate the Company if the Company is unable to identify and effect a viable alternative, but will no longer be required to do so by the terms of the Plan of Liquidation.

As part of the transition of senior management in connection with the termination of the Plan of Liquidation, on November 8, 2007 W. Bradley Blair, II announced his resignation as Chief Executive Officer and President of the Company and as a director.  On the same date, the Board appointed Michael C. Pearce, a current member of the Board, as Chief Executive Officer and President of the Company.

Mr. Pearce, 46, has been a private investor in various companies since 2002.  From late 1999 through 2001, he served as Chief Executive Officer of iEntertainment Network.  From 1996 to 1998, he served as Senior Vice President of Sales and Marketing of publicly-traded VocalTec Communications, later returning in 1999 in a consulting capacity to its Chairman on matters pertaining to strategic alternatives, business development and mergers and acquisitions.  From 1983 to 1996, he was employed in various technology industry management positions, including Senior Vice President of Sales and Marketing at Ventana Communications, a subsidiary of Thomson Corporation, Vice President of Sales at Librex Computer Systems, a subsidiary of Nippon Steel, and National Sales Manager at Hyundai Electronics America.  From 1979 to 1983, he attended Southern Methodist University.

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                The Company was formerly a real estate investment trust, but had been engaged since May 2001 in the liquidation of its interests in golf courses in the United States pursuant to the Plan of Liquidation.  The Company currently owns the Country Clubs of Wildewood and Woodcreek.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  In particular, when used in this press release, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “the opportunity to,” “plans” or similar expressions are intended to identify “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected.  Such risks and uncertainties include, but are not limited to, significant competition for business combination opportunities, inability to obtain additional financing when needed, inability to utilize NOLs to offset future taxable income, as well as other risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.